Exhibit 99

                                Press Release

                                    Dated

                              November 13, 2001























                                Press Release

Today's date: November 13, 2001               Contact: Bill W. Taylor
Release date: Immediately                     Executive Vice President, C.F.O.
                                              (903) 586-9861


             Jacksonville Bancorp, Inc. Announces Annual Earnings

     Jacksonville, Texas, November 13, 2001 - Jacksonville Bancorp, Inc. (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB, reported net income of $3.88 million, or $2.18 per share basic and $2.06 per share diluted, for the fiscal year ended September 30, 2001. This compares to $3.67 million, or $1.87 per share basic and $1.82 per share diluted, for the comparable period ended September 30, 2000.

     Net interest income for the period ended September 30, 2001 was $10.2 million compared to $10.0 million in 2000. Total noninterest income increased to $2.38 million, up $639,000 from the previous year, while noninterest expense increased to $6.62 million from $6.21 million for the comparable period.

     Jerry Chancellor, President and C.E.O. said, "We are pleased to report that fiscal 2001 was a very successful year for our Company in growth and in earnings. Our earnings of $3.88 million represent the best fiscal income since the Company became public. Our growth and increased profits are indicative of the strength of our market share in the East Texas area."

     At September 30, 2001, assets totaled $351.0 million, up $49.5 million from September 30, 2000. Deposits increased to $260.3 million at September 30, 2001 up from $220.8 million at September 30, 2000, while total liabilities increased from $267.4 million to $315.0 million for the comparable period. Stockholders equity totaled $36.0 million at September 30, 2001 compared to $34.1 million at September 30, 2000.

     With the purchase of the Carthage, Texas branch from Jefferson Heritage Bank finalized on November 9, 2001, Jacksonville Savings Bank, S.S.B. now operates eight full service branches throughout East Texas in addition to its home office in Jacksonville, Texas.